Exhibit 5.1
April 20, 2007
Terra Capital, Inc.
and the Guarantors set forth below
600 Fourth Street, P.O. Box 6000
Sioux City, Iowa 51102-6000

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Terra Capital, Inc., a Delaware corporation (the “Issuer”), Terra Industries, Inc., a Maryland corporation (the “Parent Guarantor”) and each of the other guarantors listed on Schedule A hereto (collectively with the Parent Guarantor, the “Guarantors” and, collectively with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $330,000,000 in aggregate principal amount of the Issuer’s 7% Senior Notes due 2017, Series B (the “Exchange Notes”) and the registration by the Guarantors of the guarantees of the Exchange Notes (the “Exchange Guarantees”) pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2007 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).
     The Exchange Notes and the Exchange Guarantees are to be issued pursuant to an Indenture, dated as of February 2, 2007 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee. The Exchange Notes and the Exchange Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 7% Senior Notes due 2017 (the “Existing Notes”) and the guarantees thereof, of which $330,000,000 in aggregate principal amount with respect to the 7% Senior Notes due 2017 are subject to the exchange offer pursuant to the Registration Statement.
     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Exchange Guarantees, (ii) the Indenture, (iii) the Registration Statement, (iv) the Registration

Terra Capital, Inc.
April 20, 2007

Rights Agreement, dated as of February 2, 2006, by and among Issuer, the Parent Guarantor and Citigroup Global Markets Inc.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of the parties to obtain certain remedies.
     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indentures and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuer and the Exchange Guarantees will be binding obligations of the Guarantors.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of New Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York or the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Guarantees will be binding obligations of Terra Industries Inc., Terra Real Estate Corporation and Terra Mississippi Holdings Corp., we have, without conducting any research or investigation with respect thereto, relied on the opinion of local counsel that, (i) Terra Industries Inc. has (A) the requisite corporate power to execute, deliver, and perform its obligations under the Exchange Guarantee, (B)  that the execution and delivery of the Exchange Guarantee has been duly authorized by all necessary corporate action under its articles of incorporation and bylaws, (C) when such Exchange Guarantee is executed and delivered by an authorized officer, such Exchange Guarantee will be duly authorized, executed and delivered and (D) the execution and delivery of the Exchange Guarantee will not contravene the Maryland General Corporation Law; (ii) Terra Real Estate Corporation has (A) the corporate power to execute and deliver, and perform its obligations under, the Exchange Guarantee, (B) the execution, delivery and performance of the Exchange Guarantee have been duly authorized by all necessary corporate action by such Guarantor, (C) the execution and delivery of the Exchange Guarantee and the performance by such Guarantor of its obligations thereunder do not and will not conflict with or constitute or result in a breach or default under such Guarantor’s articles of incorporation or bylaws or any applicable statute of the State of Iowa or require any consent of any State of Iowa court or governmental authority; and (iii) Terra Mississippi Holdings Corp. has (A) the corporate power to enter into and perform its obligations under the Exchange Guarantee, (B) the execution and delivery of the Indenture by such Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Exchange Guarantee) do not and will not conflict with or result in a violation of such Guarantor’s (i) the articles of incorporation or bylaws or (ii)  any statute or governmental rule or regulation of the State of Mississippi or any political subdivision thereof and (C) no consent of any State of Mississippi court or governmental authority is required for the issuance by such Guarantor of the Exchange Guarantee.

Terra Capital, Inc.
April 20, 2007

We are not licensed to practice in Maryland, Iowa or Mississippi and we have made no investigation of, and do not express or imply an opinion on, the laws of such states. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,
/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

Schedule A
List of Guarantors
BEAUMONT AMMONIA INC. (Delaware)
BEAUMONT HOLDINGS CORPORATION (Delaware)
BMC HOLDINGS INC. (Delaware)
PORT NEAL CORPORATION (Delaware)
TERRA CAPITAL HOLDINGS, INC. (Delaware)
TERRA HOUSTON AMMONIA, INC. (Delaware)
TERRA INDUSTRIES INC. (Maryland)
TERRA INTERNATIONAL, INC. (Delaware)
TERRA INTERNATIONAL (OKLAHOMA) INC. (Delaware)
TERRA METHANOL CORPORATION (Delaware)
TERRA NITROGEN CORPORATION (Delaware)
TERRA REAL ESTATE CORPORATION (Iowa)
TERRA (U.K.) HOLDINGS INC. (Delaware)
TERRA MISSISSIPPI HOLDINGS CORP. (Mississippi)
TERRA MISSISSIPPI NITROGEN INC. (Delaware)
TERRA NITROGEN GP HOLDINGS, INC. (Delaware)